AMENDMENT NUMBER 4

to the

Amended and Restated DECLARATION OF TRUST

of

OPPENHEIMER MUNICIPAL FUND

This Amendment Number 4 is made as of January 22, 2013 to the Amended and Restated Declaration of Trust of Oppenheimer Municipal Fund (the "Trust"), dated as of June 7, 2002, by the duly authorized individual executing this amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Oppenheimer Municipal Fund as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated August 5, 1986, as amended and restated through the Amended and Restated Declaration of Trust dated June 7, 2002, and as further amended on September 30, 2002, January 8, 2003, and September 23, 2010; and

WHEREAS, the Trustees, acting pursuant to part 4(s) of ARTICLE SEVENTH and parts 6 and 12 of ARTICLE NINTH of the Trust’s Amended and Restated Declaration of Trust, desire to make a permitted change to said Amended and Restated Declaration of Trust without shareholder approval, to change the name of the sole Series of Shares of the Trust from “Oppenheimer Limited Term Municipal Fund” to “Oppenheimer Rochester Limited Term Municipal Fund,” and have authorized the undersigned officer to execute this amendment on their behalf.

NOW, THEREFORE, the Amended and Restated Declaration of Trust is amended by deleting the first grammatical paragraph of part 3 of ARTICLE FOURTH in its entirety and replacing it with the following:

“Without limiting the authority of the Trustees set forth in parts 1 and 2 of this Article FOURTH to establish and designate any further Series or Classes of Series, the Trustees hereby confirm the establishment of one Series of Shares having the name “Oppenheimer Rochester Limited Term Municipal Fund,” said Shares having previously been divided into four Classes, which are designated as Class A, Class B, Class C and Class Y. In addition to the rights and preferences described in parts 1 and 2 of this Article FOURTH with respect to Series and Classes, the Series and Classes established hereby shall have the relative rights and preferences described in this part 3 of this Article FOURTH. The Shares of any Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:

Acting pursuant to parts 6 and 12 of ARTICLE NINTH, the undersigned signs this amendment by and on behalf of the Trustees.

/s/ Lisa I. Bloomberg

Lisa I. Bloomberg, Assistant Secretary

The Declaration of Trust establishing Oppenheimer Municipal Fund, dated August 5, 1986, as amended and restated through the Amended and Restated Declaration of Trust dated June 7, 2002, and as amended thereafter, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.